Exhibit 3.1

ARTICLES OF AMENDMENT

OF

SHURGARD STORAGE CENTERS, INC.

The following Articles of Amendment are executed by the undersigned, a Washington corporation:

1.	The name of the corporation is Shurgard Storage Centers, Inc.

2.	Article 7 of the Articles of Incorporation of the corporation shall be amended and restated in its entirety as follows:

ARTICLE 7. DIRECTORS

The Board of Directors shall be composed of not fewer than three nor more than nine Directors, the specific number to be set by resolution of the Board of Directors. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

At each annual meeting of shareholders, all Directors shall be elected to serve until the next ensuing annual meeting of shareholders. Unless a Director dies, resigns or is removed, he or she will hold office for the term elected or until his or her successor is elected and qualified, whichever is later. Directors may be removed only for cause. Directors need not be shareholders of this corporation or residents of the State of Washington. Written ballots are not required in the election of Directors.

Notwithstanding anything to the contrary in Article 9, any amendment or modification of this Article 7 shall require the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote at an election of Directors; provided, however, that the number of Directors may be increased above nine by the affirmative vote of two-thirds of the Continuing Directors then in office. “Continuing Directors” means the Directors who are members of the Board of Directors immediately following the formation of this corporation and each new Director nominated or elected by a majority of the Continuing Directors.

3.	The amendments do not provide for an exchange, reclassification or cancellation of any issued shares.

4.	The date of adoption of the amendment by the shareholders of the corporation is May 6, 2005. The amendment was duly approved by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

These Articles of Amendment are executed by the corporation by its duly authorized officer.

Dated: May 9, 2005.

SHURGARD STORAGE CENTERS, INC.

By:	/s/ Jane Orenstein
Jane Orenstein
Vice President, General Counsel and Corporate Secretary